Integra LifeSciences Announces Preliminary First Quarter Revenue Results and Provides an Update on COVID-19 Impact; Will Host First Quarter 2020 Financial Results Conference Call on May 7, 2020

PRINCETON, New Jersey, April 7, 2020 -- Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, announced today certain unaudited preliminary first quarter financial results. The company also announced that it will release full first quarter 2020 financial results on Thursday, May 7, 2020, prior to market open. Given the existing uncertainty related to COVID-19, the company is withdrawing its guidance for the first quarter and full-year 2020 previously issued on February 19, 2020.

Preliminary First Quarter Revenue Results and Second Quarter Outlook

First quarter 2020 reported revenue is expected to be in the range of $352 million to $354 million, representing a decline of approximately -1.9% on a reported basis and approximately -0.5% on an organic basis compared to the first quarter of 2019. While the first two months of the quarter were in line with management expectations, surgical procedures declined significantly in March as healthcare providers reallocated resources to address the increasing demands caused by COVID-19. The preliminary results set forth above are unaudited and remain subject to completion of the Company’s financial closing procedures.

The Company expects the ongoing impact from restrictions on surgical procedures and shelter-in-place policies to have a more substantial negative impact on second quarter performance. Though we currently are unable to determine the magnitude of the impact, we are continuing to monitor, assess and respond to the situation, and we will provide an update on May 7, 2020.

Response to COVID-19 (Coronavirus)

Integra’s primary focus during this global crisis remains on supporting patients, providing customers with life-saving products, and protecting the well-being of its employees.

In February, the Company implemented contingency plans to address the operational impact of COVID-19 and ensure ongoing operations, focusing primarily on the Asia Pacific region. During March, the rapid and evolving spread of the virus resulted in an unprecedented challenge to the global healthcare industry. In response to the challenge, the Company has expanded its contingency plans to enable its manufacturing and distribution sites around the world to continue operating at levels required to meet demand and to provide for the safety of its employees. In addition, the Company has initiated significant cost-savings measures. Those measures include freezing hiring, eliminating overtime, ending third-party services and temporary contractor relationships, and rapidly reducing capital expenditures and discretionary spending including travel, events, and marketing programs. The Company will provide more details on these cost-savings measures on May 7, 2020. Given the ongoing uncertainty to revenues and operating costs surrounding COVID-19, the first quarter 2020 and the full-year 2020 financial guidance provided by the Company on February 19, 2020 should no longer be relied upon.

The Company remains confident that the markets in which it competes remain attractive over the long term, and that growth will return as the impact of COVID-19 diminishes.

Integra’s financial position and liquidity remain strong. In early February, the Company renegotiated the terms of its $2.2 billion bank facility, extended the maturity of its credit agreement by two years to 2025, and issued a $575 million convertible note with a 0.5% fixed interest rate. Inclusive of these 2020 transactions, the 2019 year-end balances would have been a cash balance of $321 million, net debt of $1.3 billion and a bank leverage ratio of about 3.0 times.

First Quarter 2020 Financial Results Conference Call
The Company will release full first quarter 2020 financial results on Thursday, May 7, prior to market open. In conjunction with the earnings release, Integra’s management team will host a conference call at 8:30 a.m. ET.
The live call is accessible by dialing (800) 263-0877 and using the passcode 5089204.  A simultaneous webcast of the call will be available via the Company’s website at www.integralife.com.
A webcast replay of the call can be accessed through the Investor Relations homepage of Integra's website at www.integralife.com.  A replay of the call will be available until May 12, 2020 by dialing (888) 203-1112 and using the passcode 5089204.
About Integra LifeSciences
Integra LifeSciences is a global leader in regenerative technologies, neurosurgical and extremity orthopedic solutions dedicated to limiting uncertainty for clinicians, so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Bactiseal®, Cadence®, CertasTM, Codman®, CUSA®, DuraGen®, DuraSeal®, ICP Express®, Integra®, MediHoney®, MicroFrance®, PriMatrix®, Salto Talaris®, SurgiMend®, TCC-EZ®, Titan™ and VersaTru™.  For the latest news and information about Integra and its products, please visit www.integralife.com.
This news release contains forward-looking statements, including statements regarding the Company’s unaudited, preliminary first quarter financial results, full-year 2020 financial guidance, and statements about our future growth opportunities within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, and reflect the Company's judgment as of the date of this release.  Forward-looking statements include, but are not limited to, those that include words such as “estimate,” “will,” “plan,” “should,” “expect,” “continue,” and “forecast” and include, for example, statements related to the expected impact of COVID-19 on the Company; the impact of contingency plans and expense reductions; the Company’s liquidity and financial position; future financial results; and similar statements. Forward-looking statements also include, but are not limited to, statements concerning future financial performance, including projections for revenues. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited to, risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2019 and information contained in subsequent filings with the Securities and Exchange Commission.
These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.
The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this news release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.
Investor Relations Contact:
Michael Beaulieu
Director, Investor Relations
(609) 750-2827
michael.beaulieu@integralife.com

Media Contact:
Laurene Isip
Senior Director, Global Corporate Communications
(609) 750-7984
laurene.isip@integralife.com